Exhibit 99.6

To the Non-Managing Members of

CMF AE Capital Master Fund LLC

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Patrick T. Egan
President and Director
Ceres Managed Futures LLC
Trading Manager,
CMF AE Capital Master Fund LLC

Ceres Managed Futures LLC
522 Fifth Avenue
New York, NY 10036
(855) 672-4468

Report of Independent Registered Public Accounting Firm

To the Managing Member of CMF AE Capital Master Fund LLC (in liquidation),

Opinion on the Financial Statements

We have audited the accompanying statements of financial condition of CMF AE Capital Master Fund LLC (in liquidation) (the “Trading Company”) as of April 30, 2019, and the related statements of income and expenses and changes in members’ capital for the period from January 1, 2019 to April 30, 2019 (termination of operations), and the related notes. We have also audited the statements of financial condition as of December 31, 2018, and the related statements of income and expenses and changes in members’ capital for the period from February 1, 2018 (commencement of operations) to December 31, 2018 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Trading Company at April 30, 2019 and December 31, 2018, and the results of its operations and changes in its members’ capital for the period from January 1, 2019 to April 30, 2019 and February 1, 2018 to December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Trading Company’s management. Our responsibility is to express an opinion on the Trading Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Trading Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Trading Company is not required to have, nor were we engaged to perform, an audit of the Trading Company’s internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Trading Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Liquidation Basis of Accounting

As described in Note 1 to the financial statements, the Managing Member of the Trading Company has decided to liquidate the Trading Company and the Trading Company determined liquidation is imminent. As a result, the Trading Company changed its basis of accounting from the going concern basis to the liquidation basis. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP

We have served as the auditor of the Trading Company since 2018.

Boston, MA

July 19, 2019

CMF AE Capital Master Fund LLC

Statements of Financial Condition

April 30, 2019 (Termination of Operations) (Liquidation Basis)

and December 31, 2018

	April 30, 2019*	December 31, 2018
Assets:
Equity in trading account:
Unrestricted cash (Note 2e)	$18,762,330	$19,758,302

Total equity in trading account	18,762,330	19,758,302

Total assets	$18,762,330	$19,758,302

Liabilities and Members’ Capital:
Liabilities:
Accrued expenses:
Professional fees	$71,915	$20,997
Redemptions payable (Note 8c)	-	78,957
Liquidation redemptions payable (Note 11)	18,690,415	-

Total liabilities	18,762,330	99,954

Members’ Capital:
Managing Member	-	-
Non-Managing Members	-	19,658,348

Total Members’ capital (net asset value)	-	19,658,348

Total liabilities and Members’ capital	$18,762,330	$19,758,302

*	Presented on a liquidation basis of accounting.

See accompanying notes to financial statements.

CMF AE Capital Master Fund LLC

Statements of Income and Expenses

For the Period from January 1, 2019 to April 30, 2019 (Termination of Operations) (Liquidation Basis)

and for the Period from February 1, 2018 (Commencement of Operations) to December 31, 2018

	2019*	2018
Investment Income:
Interest income	$156,453	$382,365

Expenses:
Brokerage, clearing and transaction fees (Note 2h)	45,141	138,048
Professional fees	39,573	64,088

Total expenses	84,714	202,136

Net investment income	71,739	180,229

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	(890,810)	(1,180,663)

Total trading results	(890,810)	(1,180,663)

Net income (loss)	$(819,071)	$(1,000,434)

*	Presented on a liquidation basis of accounting.

See accompanying notes to financial statements.

CMF AE Capital Master Fund LLC

Statements of Changes in Members’ Capital

For the Period from January 1, 2019 to April 30, 2019 (Termination of Operations) (Liquidation Basis)

and for the Period from February 1, 2018 (Commencement of Operations) to December 31, 2018

	Managing Member	Non-Managing Members	Total
Members’ Capital, February 1, 2018
(Commencement of Operations)	$-	$-	$-
Capital contributions - Non-Managing Members	-	26,077,485	26,077,485
Capital withdrawals - Non-Managing Members	-	(5,042,991)	(5,042,991)
Distribution of interest income to feeder funds	-	(375,712)	(375,712)
Net income (loss)	-	(1,000,434)	(1,000,434)

Members’ Capital, December 31, 2018	-	19,658,348	19,658,348
Capital contributions - Non-Managing Members	-	2,949,136	2,949,136
Capital withdrawals - Non-Managing Members	-	(21,635,942)	(21,635,942)
Distribution of interest income to feeder funds	-	(152,471)	(152,471)
Net income (loss)	-	(819,071)	(819,071)

Members’ Capital, April 30, 2019
(Termination of Operations)	$-	$-	$-

See accompanying notes to financial statements.

CMF AE Capital Master Fund LLC

Notes to Financial Statements (Liquidation Basis)

1.	Organization:

CMF AE Capital Master Fund LLC (the “Trading Company”) was formed on August 8, 2017, as a Delaware limited liability company under the Delaware Limited Liability Company Act (the “Act”), to engage in the speculative trading of commodities, domestic and foreign futures contracts, forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions, exchange of physicals for futures contracts transactions, and any rights pertaining thereto (collectively, “Futures Interests”) (refer to Note 4, “Financial Instruments”). Prior to the Trading Company’s termination, the Trading Manager (as defined below) was permitted to invest up to all of the Trading Company’s assets in United States (“U.S.”) Treasury bills and/or money market mutual funds, including money market mutual funds managed by Morgan Stanley or its affiliates. The Trading Company commenced operations on February 1, 2018. On April 3, 2019, the Trading Manager terminated the management agreement (the “Management Agreement”) by and among the Advisor (as defined below), the Trading Company and the Trading Manager effective the same day. As a result, the Trading Company terminated operations on April 30, 2019 and the Trading Company changed its basis of accounting from the going concern basis to a liquidation basis. Liquidation basis accounting requires the Trading Company to record assets and liabilities at values to be received or paid in liquidation. The Trading Company was liquidated in accordance with the terms of its operating agreement.

Ceres Managed Futures LLC (“Ceres”, “Managing Member” or the “Trading Manager”) was the trading manager and the managing member of the Trading Company. Ceres is a wholly-owned subsidiary of Morgan Stanley Domestic Holdings, Inc. (“MSD Holdings”). MSD Holdings is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses.

Ceres had retained AE Capital PTY Limited (“AE Capital” or the “Advisor”), an unaffiliated commodity trading advisor registered with the Commodity Futures Trading Commission (“CFTC”), to trade Futures Interests on behalf of the Trading Company. Each member (each investor in the Trading Company, a “Member”) invested its assets in the Trading Company, which allocated substantially all of its assets in the trading program of AE Capital, which made investment decisions for the Trading Company. As of the close of business on December 31, 2018, Emerging CTA Portfolio L.P. (“ECTA”) (a New York limited partnership), Ceres Tactical Global L.P. (formerly, Ceres Tactical Currency L.P.) (“Tactical Global”) (a Delaware limited partnership) and Ceres Tactical Systematic L.P. (“Tactical Systematic”) (a New York limited partnership) were the Members of the Trading Company and owned approximately 13.2%, 7.6% and 79.2% of the Trading Company, respectively. On April 30, 2019, ECTA, Tactical Global and Tactical Systematic fully withdrew as Members of the Trading Company.

During the periods covered by this report, the clearing commodity broker for the Trading Company was Morgan Stanley & Co. LLC (“MS&Co.”). MS&Co. also acted as the counterparty on the trading of foreign currency forward contracts. MS&Co. is a wholly-owned subsidiary of Morgan Stanley.

The Trading Manager had delegated certain administrative functions to SS&C Technologies, Inc., a Delaware corporation, currently doing business as SS&C GlobeOp (the “Administrator”). Pursuant to a master services agreement, the Administrator furnished certain administrative, accounting, regulatory reporting, tax and other services as agreed from time to time. In addition, the Administrator maintained certain books and records of the Trading Company.

CMF AE Capital Master Fund LLC

Notes to Financial Statements (Liquidation Basis)

2.	Basis of Presentation and Summary of Significant Accounting Policies:

a.

Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the Trading Manager to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates, and those differences could be material.

The financial statements of the Trading Company as of April 30, 2019 and for the period from January 1, 2019 to April 30, 2019 were prepared using the liquidation basis of accounting. The liquidation basis of accounting requires the Trading Company to record assets and liabilities at the values expected to be received or paid in liquidation. The change in basis of accounting from the going concern basis to the liquidation basis did not have a material effect on the Trading Company’s carrying value of assets and liabilities or its results of operations. All carrying values are expected to be realized by the Trading Company during liquidation. The liquidation basis of accounting also requires the financial statements to include a statement of net assets or a statement of changes in net assets available to members. The Statements of Changes in Members’ Capital (included herein) present the same information and thus the financial statements include a statement of net assets available to Members for the period from January 1, 2019 to April 30, 2019.

b.

Statement of Cash Flows. The Trading Company did not provide a Statement of Cash Flows, as permitted by Accounting Standards Codification (“ASC”) 230, “Statement of Cash Flows.” The Statements of Changes in Members’ Capital is included herein. As of April 30, 2019 and December 31, 2018, for the period from January 1, 2019 to April 30, 2019 and the period from February 1, 2018 (commencement of operations) through December 31, 2018, the Trading Company carried no debt and all of the Trading Company’s investments were carried at fair value and classified as Level 1 or Level 2 measurements.

c.

Trading Company’s Investments. All Futures Interests held by the Trading Company, including derivative financial instruments and derivative commodity instruments, were held for trading purposes. The Futures Interests were recorded on trade date and open contracts were recorded at fair value (as described in Note 6, “Fair Value Measurements”) at the measurement date. Gains or losses were realized when contracts were liquidated and were determined using the first-in, first-out method. Unrealized gains or losses on open contracts were included as a component of equity in trading account in the Statements of Financial Condition. Net realized gains or losses and net change in unrealized gains or losses were included in the Statements of Income and Expenses.

d.

Foreign Currency Transactions and Translation. The Trading Company’s functional currency was the U.S. dollar; however, the Trading Company may have transacted business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar were translated into U.S. dollars at the rate in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar were translated into U.S. dollars at the rate in effect during the period. The effects of changes in foreign currency exchange rates on investments are not segregated in the Statements of Income and Expenses from the changes in market price of those investments, but are included in net realized gains (losses) on closed contracts and net change in unrealized gains (losses) on open contracts in the Statements of Income and Expenses.

e.

Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of Futures Interests were determined on each valuation day and allocated pro-rata among the Members at the time of such determination.

CMF AE Capital Master Fund LLC

Notes to Financial Statements (Liquidation Basis)

f.

Restricted and Unrestricted Cash. The cash held by the Trading Company available for trading in Futures Interests was on deposit in a commodity brokerage account with MS&Co. The Trading Company’s restricted cash was equal to the cash portion of assets on deposit to meet margin requirements, as determined by the exchange or counterparty, and required by MS&Co. Cash that was not classified as restricted cash was therefore classified as unrestricted cash. There was no cash held for margin requirements at April 30, 2019 (termination of operations) or at December 31, 2018.

g.

Income Taxes. Income taxes were not recorded as each Member is individually liable for the taxes, if any, on its share of the Trading Company’s income and expenses. The Trading Company followed the guidance of ASC 740, “Income Taxes,” which prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in the course of preparing the Trading Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority. Tax positions determined not to meet the more-likely-than-not threshold would have been recorded as a tax benefit or liability in the Statements of Financial Condition for the current year. If a tax position did not meet the minimum statutory threshold to avoid the incurring of penalties, an expense for the amount of the statutory penalty and interest, if applicable, was recognized in the Statements of Income and Expenses in the years in which the position was claimed or was expected to be claimed. The Trading Manager has concluded that there were no significant uncertain tax positions that would require recognition in the financial statements. The Trading Company filed U.S. federal and various state and local tax returns. No income tax returns are currently under examination. All periods since inception remain subject to examination by U.S. federal and most state tax authorities.

h.

Investment Company Status. The Trading Company adopted Accounting Standards Update 2013-08, “Financial Services — Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements” and based on the Trading Manager’s assessment, the Trading Company was deemed to be an investment company since inception. Accordingly, the Trading Company followed the investment company accounting and reporting guidance of Topic 946 and reflected its investments at fair value with unrealized gains and losses resulting from changes in fair value reflected in the Statements of Income and Expenses.

i.

Brokerage, Clearing and Transaction Fees. The Trading Company accrued and paid brokerage, clearing and transaction fees to MS&Co. Brokerage fees were paid as they were incurred on a half-turn basis at 100% of the rates that MS&Co. charges retail commodity customers and parties that are not clearinghouse members. In addition, the Trading Company paid transaction and clearing fees as they were incurred.

j.

Equity in Trading Account. The Trading Company’s asset “Equity in trading account,” reflected in the Statements of Financial Condition, consisted of (a) cash on deposit in the commodity brokerage account with MS&Co., a portion of which was used as margin for trading, (b) net unrealized appreciation on open forward contracts, which was at fair value and calculated as the difference between the original contract value and fair value, as applicable and (c) U.S. Treasury bills, at fair value, if any.

The Trading Company, in its normal course of business, entered into various contracts with MS&Co. acting as its commodity broker. Pursuant to the brokerage agreement with MS&Co., to the extent that such trading resulted in unrealized gains or losses, these amounts were offset for the Trading Company and were reported on a net basis in the Statements of Financial Condition.

The Trading Company offset its unrealized gains or losses on forward contracts executed with the same counterparty as allowable under the terms of its master netting agreement with MS&Co. as the counterparty on such contracts. The Trading Company consistently applied its right to offset.

CMF AE Capital Master Fund LLC

Notes to Financial Statements (Liquidation Basis)

3.	Advisor:

Ceres had retained AE Capital to make all trading decisions for the Trading Company prior to AE Capital’s termination effective April 3, 2019.

Fees were paid to AE Capital directly by each Member in accordance with the compensation provisions of the relevant management agreement between such Member and AE Capital.

4.	Financial Instruments:

The Advisor traded Futures Interests on behalf of the Trading Company. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. The fair value of an exchange-traded contract was based on the settlement price quoted by the exchange on the day with respect to which fair value was being determined. If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price will be equal to the settlement price on the first subsequent day on which the contract could be liquidated. Futures Interests were fair valued as discussed in Note 6, “Fair Value Measurements.”

The Trading Company’s contracts were accounted for on a trade-date basis. Gains or losses were realized when contracts were liquidated and were determined using the first-in, first-out method.

5.	Trading Activities:

The Trading Company’s objective was to profit from speculative trading in Futures Interests. Therefore, the Advisor for the Trading Company took speculative positions in Futures Interests where it felt the best profit opportunities existed for its trading strategy. As such, the average number of contracts outstanding in absolute quantity (the total of the open long and open short positions) has been presented as a part of the volume disclosure, as position direction is not an indicative factor in such volume disclosures.

Prior to its termination as of April 30, 2019, the Trading Manager estimates that at any given time 100% of the Trading Company’s contracts were traded over-the-counter.

All of the Futures Interests owned by the Trading Company were held for trading purposes. The monthly average notional value of currency forward contracts traded during the periods from January 1, 2019 through April 30, 2019 (termination of operations) and February 1, 2018 (commencement of operations) through December 31, 2018 were $154,884,057 and $191,407,751, respectively.

There were no open positions as of April 30, 2019 (termination of operations) or December 31, 2018.

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the periods from January 1, 2019 through April 30, 2019 (termination of operations) and February 1, 2018 (commencement of operations) through December 31, 2018.

	2019		2018
Sector
Currencies	$(890,810)		$(1,180,663)

Total	$(890,810)	*	$(1,180,663)	*

*	This amount is included in “Total trading results” in the Statements of Income and Expenses.

CMF AE Capital Master Fund LLC

Notes to Financial Statements (Liquidation Basis)

6.	Fair Value Measurements:

Fair value is defined as the value that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair value of exchange-traded futures, option and forward contracts was determined by the various exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts was extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts was calculated by applying an industry standard model application for options valuation of foreign currency options, using as input the spot prices, interest rates and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period. U.S. Treasury bills were valued at the last available bid price received from independent pricing services as of the close of the last business day of the reporting period.

The Trading Company considered prices for commodity futures, swap and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of U.S. Treasury bills, non-exchange-traded forward, swap and certain option contracts for which market quotations were not readily available were priced by pricing services that derive fair values for those assets and liabilities from observable inputs (Level 2). As of April 30, 2019 (termination of operations) and December 31, 2018, for the period from January 1, 2019 through April 30, 2019 (termination of operations) and for the period from February 1, 2018 (commencement of operations) through December 31, 2018, the Trading Company did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of the Trading Manager’s assumptions and internal valuation pricing models (Level 3).

There were no open positions as of April 30, 2019 (termination of operations) or December 31, 2018.

7.	Financial Instrument Risk:

The Members’ investments in the Trading Company exposed the Members to various types of risks that are associated with Futures Interests trading and markets in which the Trading Company invested. The significant types of financial risks which the Trading Company was exposed to were market risk, liquidity risk, counterparty credit risk and changes in interest rates.

The rapid fluctuations in the market prices of Futures Interests in which the Trading Company invested and changes in interest rates made the Members’ investments volatile. If AE Capital incorrectly predicted the direction of prices in the Futures Interests in which it invested, large losses could have occurred.

Illiquidity in the markets in which the Trading Company invested could have caused less favorable trade prices. Although AE Capital generally purchased and sold actively traded contracts where last trade price information and quoted prices were readily available, the prices at which a sale or purchase occurred may have differed from the prices expected because there may have been a delay between receiving a quote and executing a trade, particularly in circumstances where a market had limited trading volume and prices were often quoted for relatively limited quantities.

CMF AE Capital Master Fund LLC

Notes to Financial Statements (Liquidation Basis)

The credit risk on Futures Interests arises from the potential inability of counterparties to perform under the terms of the contracts. The Trading Company had credit risk and concentration risk, as MS&Co. or an MS&Co. affiliate were counterparties or brokers with respect to the Trading Company’s assets. The Trading Company’s exposure to credit risk associated with counterparty nonperformance was typically limited to the cash deposits with, or other form of collateral held by, the counterparty. The Trading Company’s assets deposited with MS&Co. or its affiliates were segregated or secured in accordance with the Commodity Exchange Act and the regulations of the CFTC and were expected to be largely held in non-interest bearing bank accounts at a U.S. bank or banks, but may also have been invested in any other instruments approved by the CFTC for investment of customer funds. Exchange-traded futures, exchange-traded forward and exchange-traded futures-styled option contracts were marked to market on a daily basis, with variations in value settled on a daily basis. With respect to the Trading Company’s non-exchange-traded forward currency contracts and forward currency option contracts, there were no daily settlements of variation in value, nor was there any requirement that an amount equal to the net unrealized gains (losses) on such contracts be segregated. However, the Trading Company was required to meet margin requirements with the counterparty, which was accomplished by daily maintenance of the cash balance in a custody account and U.S. Treasury bills held at MS&Co. With respect to those non-exchange-traded forward currency contracts, the Trading Company was at risk to the ability of MS&Co., the counterparty on all such contracts, to perform. The Trading Company had a netting agreement with the counterparty. This agreement, which sought to reduce both the Trading Company’s and the counterparty’s exposure on non-exchange-traded forward currency contracts, was intended to materially decrease the Trading Company’s credit risk in the event of MS&Co.’s bankruptcy or insolvency.

In the ordinary course of business, the Trading Company entered into contracts and agreements that contained various representations and warranties and which provided general indemnifications. The Trading Company’s maximum exposure under these arrangements cannot be determined, as this could include future claims that have not yet been made against the Trading Company. The Trading Company considered the risk of any future obligation relating to these indemnifications to be remote.

8.	Members’ Capital:

a.

Members’ Capital. The Members’ Capital of the Trading Company is equal to the total assets of the Trading Company (including, but not limited to, all cash and cash equivalents, U.S. Treasury bills, at fair value, unrealized appreciation on open forward contracts and other assets) less all liabilities (including, but not limited to, unrealized depreciation on open forward contracts, accrued professional fees and redemptions), determined in accordance with GAAP.

b.

Capital Contributions. Capital contributions by the Members could have been made monthly pending Ceres’ approval. Such capital contributions increased each contributing Member’s pro-rata share of the Trading Company’s Members’ Capital.

c.

Capital Withdrawals. Generally, each Member could have withdrawn all or a portion of its capital contributions and undistributed profits, if any, from the Trading Company as of the end of any month (the “Redemption Date”) after a request for redemption had been made to the Trading Manager at least three days in advance of the Redemption Date. However, a Member also had the right to request a withdrawal as of the end of any day if such request was received by the Trading Manager at least three days in advance of the proposed withdrawal day.

d.

Distributions. Distributions, other than capital withdrawals, were made on a pro-rata basis at the sole discretion of Ceres. Aside from the final distribution described in Note 11, “Liquidation of the Trading Company,” no distributions have been made to date. Prior to liquidation, Ceres did not intend to make any distributions of the Trading Company’s profits.

CMF AE Capital Master Fund LLC

Notes to Financial Statements (Liquidation Basis)

9.	Financial Highlights:

Financial highlights for the non-managing Members as a whole for the periods from January 1, 2019 through April 30, 2019 (termination of operations) and February 1, 2018 (commencement of operations) through December 31, 2018 are as follows:

	2019*	2018
Ratios to Average Members’ Capital **:
Net investment income (loss) ***	1.1%	0.8%

Operating expenses	1.3%	0.9%

Total return	(3.9)%	(3.9)%

*	Calculated using pre-liquidation Members’ capital.
**	Annualized.
***	Interest income less total expenses.

The above ratios and total return may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios were calculated for the non-managing Members’ share of income, expenses and average Members’ capital.

10.	Subsequent Events:

The Trading Manager evaluates events that occur after the balance sheet date but before and up until financial statements are available to be issued. The Trading Manager has assessed the subsequent events through July 19, 2019, the date the financial statements were available to be issued and has determined that, other than disclosed in Note 11, “Liquidation of the Trading Company,” there were no subsequent events requiring adjustment to or disclosure in the financial statements.

11.	Liquidation of the Trading Company:

Payment of the Trading Company’s liquidation proceeds was made to the Members on May 2, 2019.